Exhibit 99.2

Executive Stock Ownership Program

Purpose: THE ERIE INDEMNITY COMPANY EXECUTIVE STOCK OWNERSHIP PROGRAM (the “Program”) provides guidelines for executive ownership of The ERIE INDEMNITY COMPANY (the “Company”) stock and has been established with the goal of building longer-term stock ownership by the Company’s key executive officers. The Program is intended to: further strengthen alignment between interests of executives with those of the shareholders of the Company; drive improved longer-term performance and profitability; reinforce “pay at risk” and “performance-based pay” philosophy; attract and retain employees of outstanding competence, ability and performance, and; improve public relations and shareholder relations. The Program is a component of a competitive total compensation package as well as a link between the financial rewards of the participants and the financial growth and success of the Company.

Eligibility: Eligible participants include the top executives of the Company as designated by the President and CEO. Though subject to change at the discretion of the President and CEO, the initial positions include:

President and CEO            Sr. EVP/Secretary & General Counsel

EVP/Chief Financial Officer            EVP Insurance Operations

EVP Erie Family Life            EVP Human Development & Leadership

Definitions:

Ownership: Shares of stock that an executive owns directly or beneficially (including shares owned by spouse or dependent children), restricted shares acquired through the Long-Term Incentive Plan, or savings plan shares (including 401(k) plans).

Base Salary: The executive’s annual base salary as of January 1, 2006.

Share Price: The average share price of Erie Indemnity Company stock for December, 2005.

Ownership Guidelines: The President and CEO must acquire shares of stock equal to 3 times base salary. All other specified executives must acquire shares of stock equal to 1.5 times their respective base salaries. All executives must reach these ownership levels within 3 years from the beginning of this program which commences on January 1, 2006.

Program Administration:

Program Administrator
The Program is to be administered by the Senior Vice President of Human Resources who also has the authority to adopt administrative procedures in connection with the Program. Only the President and CEO of the Company will have discretion to provide for situations or conditions not specifically provided for in this Program document but which are consistent with the overall purpose of the Program.

Program Term
This Program has a three-year term with annual review cycles. Based on the results of the annual reviews, the President and CEO may choose to amend the guidelines for the following year. At the end of the three-year term, the program will be reviewed with the Board of Directors for potential modifications prior to initiating the next three-year program.

Annual Reviews
In January of each year, executives will receive a “Tracking Status to Goal” Worksheet. This will provide a snapshot of current ownership levels, including most recent LTI payouts and 401(k) contributions. It will also advise them of the additional number of shares to be acquired within the remainder of the three-year time frame.
Also in January of each year, the Board of Directors and the President and CEO will receive a summary of all executives’ Tracking Status to Goal Worksheets. The President and CEO may use this information to make adjustments to the program or to discuss levels of ownership with other executives.

Recalibration
Status toward ownership goals will be reviewed at the end of the 3rd year. The required ownership levels will be considered for revision at that time. Once guidelines are re-established for the next 3-year period, the shares owned as of 1/1/09 will be recalculated based on the then current base salary and the average share price of Erie Indemnity Company stock for December of 2008.

New Participants
Once this program is in place, ownership guidelines for any additional executives added to the program will be established by the President and CEO on a case-by-case basis.

Adopted by the Board of Directors of Erie Indemnity Company on December 13, 2005.